Exhibit 99.1

                   healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦  Wellington, Florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

The Quantum Group Announces 2nd Statewide Contract

CEO provides comments on recent Medicare legislation

WELLINGTON, Fla. (July 30, 2008) – The Quantum Group (AMEX: QGP) (www.QuantumMD.com) has announced that Renaissance Health Systems, a Quantum subsidiary company, has executed an additional statewide contract in Florida with an existing payer client.  The Renaissance footprint currently spans 26 Florida counties and is expected to reach 32 counties by the end of this calendar year.  The 32 counties represent 87% of the Medicare eligible population and a strong growth resource for the payer (health plan) partners of the Company.

Noel J. Guillama, President & CEO of The Quantum Group commented, “We have built a strong infrastructure with over 2,000 affiliated healthcare providers and physicians, and eight payer partners.  We systematically laid the railroad tracks to provide for efficient and effective healthcare delivery to patients located throughout Florida.  We are now building momentum and utilization of our tracks.  Our continued efforts to serve the broad Florida healthcare market have yielded a high level of customer satisfaction.  We are thrilled that our payer partners are continuing to recognize the valuable role we play in their ongoing growth and development, and that our healthcare providers are therefore able to access more health plans and in turn increase their patient base.  We are excited by our continued progress and are mindful that the talent of our team is the catalyst to our success – past, present and future.”

Barbara Roqueta, Senior Vice President Operations, leads the team of Provider Specialists charged with servicing and recruiting affiliated healthcare providers, and is responsible for managing the relationships with the payers.  Roqueta commented, “We are thrilled to provide expansion opportunities to our current health plan partners.  Our statewide growth plan facilitates a dynamic partnership that will benefit all involved, most importantly, the patients.  We continue to strengthen our relationships through value add benefits and through the growth opportunities provided by the development of our county networks, or as we call them our Community Health Systems.”

Recently the U.S. Congress passed the Medicare Improvement for Patients and Providers Act of 2008.  This legislation, which passed with overwhelming bi-partisan support, requires Medicare Advantage plans to devise a new way of marketing to Medicare eligible individuals.  The legislation stipulates that most fee-for-service plans contract with providers, or networks of providers not previously mandated by federal law. It also increases physician compensation by reducing certain payments to managed care plans.

Commenting on this legislation, Mr. Guillama said, “We believe this new legislation will prove to be a great benefit to patients and providers and will further justify our value as the need has never been greater for more effective and efficient healthcare system.”

“We have strategically structured our business model to drive efficiency into the healthcare system. It is these efficiencies that will drive down costs, provide for a higher quality of patient care and ultimately yield higher financial returns.  We believe we are in a great position to help facilitate the progressively more complex healthcare delivery system for Medicare Advantage members and for our provider and payer partners and that innovation and efficiency driven companies like ours, which offer a full service solution, should do very well under this new legislation.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to execute additional contracts with payers, to expand the CHS network, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

Or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800